Ross Miller
Secretary of State
204 North Carson Street, Suite 4
Carson City, Nevada 89701-4520
                                   Filed in the office of                                                                                                                                            Document Number
                                             /s/ Ross Miller              20110356231-74
  Ross Miller            Filing Date and Time
Secretary of State    05/12/2011   12:53 PM
State of Nevada               Entity Number
E0273872011-9

Articles of Incorporation
(PURSUANT TO NRS CHAPTER 78)

1.	Name of Corporation: Alpine Auto Brokers, Inc.

2.	Registered Agent for Service of Process: Commercial Registered Agent: INCORP SERVICES, INC.

3.	Authorized Stock: Number of shares with par value: 110,000,000 Par value per share $0.001 Number of shares without par value: 0

4.	Names and Addresses of the Board of Directors/Trustees: 1) Jason Wilkinson, 1440 Bella Vie Crt, Salt Lake City, Utah 84111; 2) Tyson Aoki, 749 South State Street, Salt Lake City, Utah 84111

5.	Purpose: The purpose of the corporation shall be:

6.	Name, Address and Signature of Incorporator: Jason Wilkinson /s/ Jason Wilkinson, 1440 Bella Vie Crt, Salt Lake City, Utah 84111

7.	Certificate of Acceptance of Appointment of Registered Agent: I hereby accept appointment as Registered Agent for the above named Entity. Incorp Services Inc. 5/12/2011

CONTINUATION OF
ARTICLES OF INCORPORATION
OF
ALPINE AUTO BROKERS, INC.

ARTICLE VIII
SHARES

The Corporation shall have authority to issue two classes of capital stock, designated Common Stock and Preferred Stock.  The amount of total authorized capital stock of the Corporation is 110,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share.

Preferred Stock.  The Preferred Stock may be issued in one or more series.  The Board of Directors is hereby authorized to issue the shares of Preferred Stock in such series and to fix, from time to time before issuance, the number of shares to be included in any series and the designation, relative powers, preferences, rights, qualifications, limitations or restrictions of all shares of such series.  The authority of the Board of Directors with respect to each series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:

a.           the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

b.           the voting powers, if any, and whether such voting powers are full or limited, in any such series;

c.           the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

d.           whether dividends, if any, shall be cumulative or noncumulative;

e.           the dividend rate, or method of determining the dividend rate, of such series, and the dates and preferences of dividends of such series;

f.           the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

g.           the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation, and the price or prices or the rates of exchange applicable thereto;

h.           the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation;

i.           the provision, if any, of a sinking fund applicable to such series; and

j.           any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;

all of which shall be stated in a resolution or resolutions providing for the issuance of such Preferred Stock (a "Preferred Stock Designation").  If required by N.R.S. 78.1955 or other applicable law, the Preferred Stock Designation shall be filed with the Nevada Secretary of State or other appropriate governmental office before the issuance of any shares of any series of Preferred Stock.

Common Stock.  Each holder of Common Stock entitled to vote shall have one vote for each share thereof held. The Common Stock shall be non-assessable and shall not have cumulative voting rights or preemptive rights.  In addition, the Common Stock shall have the following powers, preferences, rights, qualifications, limitations and restrictions:

a. After the requirements with respect to preferential dividends of Preferred Stock, if any, shall have been met and after this Corporation shall comply with all the requirements, if any, with respect to the setting aside of funds as sinking funds or redemption or purchase accounts and subject further to any other conditions which may be required by the Nevada Revised Statutes, then, but not otherwise, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors.

b.           After distribution in full of any preferential amount to be distributed to the holders of Preferred Stock, if any, in the event of a voluntary or involuntary liquidation, distribution or sale of assets, dissolution, or winding up of this Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of this Corporation, tangible, and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of the Common Stock held by each.

c.           Except as may otherwise be required by law or these Articles of Incorporation, in all matters as to which the vote or consent of stockholders of the Corporation shall be required or be taken, including, any vote to amend these Articles of Incorporation, to increase or decrease the par value of any class of stock, effect a stock split or combination of shares, or alter or change the powers, preferences, or special rights of any class or series of stock, the holders of the Common Stock shall have one vote per share of Common Stock on all such matters.

d.           Shares of Common Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

e.           No holder of any of the shares or of options, warrants, or other rights to purchase shares of Common Stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Corporation of any class or series, or carrying any rights to purchase stock of any class or series, but any such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations, or associations, whether such holders or others, and on such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

f.           Except as otherwise specifically required by law or as specifically provided in any resolution or resolutions of the Board of Directors providing for the issue of any particular series of Preferred Stock, the exclusive voting rights of any shares of the Corporation shall be vested in the Common Stock of the Corporation.  Each share of Common Stock shall entitle the holder thereof to one vote at all meetings of the stockholders of the corporation.

Except as may be provided by the Board of Directors in a Preferred Stock Designation or by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote or consent.

ARTICLE IX
LIMITATION ON LIABILITY

     Within the meaning of and in accordance with Section 78.037 of the Nevada Revised Statutes:

1.  No director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for any action taken or any failure to take any action as a director, except as provided in this Article IX.

2.  The limitation of liability contemplated in this Article IX shall not extend to (a) acts or omissions which involve misconduct, fraud, or knowing violation of law; or (b) payment or distribution in violation of Section 78.300 of the Nevada Revised Statutes.

3.  Any repeal or modification of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

4.  Without limitation, this Article IX shall be applied and interpreted and shall be deemed to incorporate any provisions of the Nevada Revised Statutes, as the same exist or may hereafter be amended, as well as any applicable interpretation of Nevada law, so that personal liability of directors and officers of the Corporation to the Corporation or its shareholders, or, to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Nevada law.

ARTICLE X
INDEMNIFICATION

The Corporation shall indemnify the directors and officers of the Corporation to the fullest extent permissible under Nevada law.

ARTICLE XI
DURATION OF EXISTENCE

     The Corporation shall have perpetual existence.

ARTICLE XII
CONTROL SHARE ACQUISITIONS

The provisions of Nevada Revised Statutes Sections 78.378 to 78.3793, inclusive, are not applicable to the Corporation.